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Therapeutic Solutions International Completes Purchase of FDA Phase III JadiCell Stem Cell Investigational New Drug Application from University of Miami

Transfer of Trial Sponsorship Final Major Milestone before Initiation of Lung Failure Pivotal Clinical Trial

March 25, 2022 08:00 AM Eastern Daylight Time

OCEANSIDE, Calif.--(BUSINESS WIRE)--Therapeutic Solutions International announced today the execution of a purchase agreement covering sponsorship and leadership of the FDA cleared Phase III pivotal trial assessing JadiCell adult stem cells for treatment of COVID-19 associated lung failure.

"This pivotal trial has significant implications not only to COVID-19 patients with severe lung compromise but also the significant population of patients suffering from acute respiratory distress syndrome (ARDS)," said Dr. Thomas Ichim, Director of the Company. "If the trial is successful, we anticipate FDA registration of JadiCell as the first cell based therapeutic to address ARDS which represents a multibillion-dollar market."

The Company previously licensed issued patent # 9,803,176 B2 covering the composition of matter of the JadiCells and has filed nine additional patents on novel uses and combinations as well as one manufacturing patent. The purchase of the Investigational New Drug application allows the Company to run the clinical trial as an "Industry Sponsored" investigation as compared to "Investigator Initiated," thus allowing full control of trial conduct.

As part of the trial organization, the Principal Investigator has been changed to Dr. James Veltmeyer and Therapeutic Solutions International, Inc as the Sponsor.

"I am honored to be chosen to run this double blind, placebo controlled, multi-hospital clinical trial assessing a novel cell-based therapy to address this significant unmet medical need," said Dr. James Veltmeyer, Chief Medical Officer of the Company. "I have seen first-hand the suffering and lack of medical options available for patients with lung failure and I am proud to work towards development of a solution."

"We thank our shareholders and our supporters who have stood beside the Company since our initiation of the COVID-19 JadiCell program," said Timothy Dixon, President, and CEO of the Company. "Today's event marks a significant step in the initiation of our clinical trial."

About Therapeutic Solutions International, Inc.

Therapeutic Solutions International is focused on immune modulation for the treatment of several specific diseases. The Company's corporate website is www.therapeuticsolutionsint.com.

Contacts

Tim G. Dixon
ir@tsoimail.com